EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Neurocrine Contacts:
Elizabeth Foster or Claudia Woodworth
(858) 617-7600
NEUROCRINE ANNOUNCES EMPLOYEE
STOCK OPTION EXCHANGE PROGRAM
San Diego, CA, August 25, 2006- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that employees and consultants will be eligible to participate in a stock option exchange program. The program specifically excludes members of the Board of Directors and the senior management team. Under the Exchange Offer, employees and consultants will exchange two outstanding options for one new option. The expiration period of the offering period will be September 25, 2006. The new options will be exchanged on the Replacement Grant Date of September 26, 2006, will vest over three years and have an exercise price equal to the closing price of Neurocrine’s Common Stock on the NASDAQ National Market on September 26, 2006. The number of shares of common stock subject to the new options will be equal to one half of the number of shares exchanged. The program is intended to retain, motivate and align the interests of Neurocrine employees and consultants with that of Neurocrine shareholders.
“Neurocrine has recently experienced a number of setbacks and a recent restructuring. Our employees are the Company’s most important asset and we strongly believe that our shareholders will benefit by ensuring that our employees are motivated and committed to the success of the Company. As we rebuild the Company and move forward to advance indiplon through regulatory approval, advance our other high priority programs and continue to build our research and development pipeline, our Board of Directors and senior management team feel stock option incentives are a critical element in helping us retain, motivate and provide incentives to our key teams in order to meet these goals and ultimately enhance shareholder value,” said Gary Lyons President & CEO.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, irritable bowel syndrome, and CNS related disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general. Other risks are described in the Company’s report on Form 10-K for the year ended December 31, 2005 and the Company’s report on Form 10-Q for the quarter ended June 30, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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